UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2011
WSI Industries, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	000-00619	41-0691607

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

213 Chelsea Road Monticello, MN	55362

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (763) 295-9202
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1, 3, 4, 6, and 7 are not applicable and therefore omitted.

Item 2.02	Results of Operations and Financial Condition.
WSI Industries, Inc. (the “Company”) issued a press release on October 20, 2011 disclosing material non-public information regarding its results of operations for the fourth quarter and fiscal year ended August 28, 2011. The Company hereby furnishes the press release, which is attached hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Director and CEO Transition
On October 20, 2011, the Company’s Board of Directors elected Benjamin Rashleger, currently the Company’s President and Chief Operating Officer, as a director.
Further, Michael J. Pudil will retire as the Company’s Chief Executive Officer effective December 31, 2011 and Mr. Rashleger will be promoted to Chief Executive Officer effective January 1, 2012.
Adjustments to Base Salaries for 2012 and Rashleger Agreement
On October 20, 2011, the Company’s Compensation Committee set the annual base salaries for the Company’s executive officers effective October 24, 2011. Mr. Rashleger’s annual base salary will be increased to $216,000, reflecting his responsibilities effective January 1, 2012 as the Company’s Chief Executive Officer. Mr. Sheely’s base salary will be increased to $140,910. Mr. Pudil’s annual base salary was not adjusted and will continue as set by his employment agreement dated October 7, 2009 until his retirement on December 31, 2011.
When Mr. Rashleger was hired, the Company entered into two agreements with him: an Employment (Change In Control) Agreement dated October 12, 2009 and a Restrictive Covenant Agreement. On October 20, 2011, the Compensation Committee recommended and the Board of Directors approved the entry by the Company into a severance letter agreement with Mr. Rashleger. The severance letter agreement entered into by Mr. Rashleger on October 20, 2011 is the same as the severance letter agreement between the Company and Paul D. Sheely attached as Exhibit 10.5 to the Current Report on Form 8-K dated October 7, 2009 except that the salary continuation benefit and the Company’s payment of COBRA premiums each will continue for a period of eighteen months.
Adoption of 2012 Executive Bonus Program
On October 20, 2011, the Compensation Committee of Board of Directors of the Company recommended, and the Board of Directors approved, the 2012 Executive Bonus Program (the “Program”) for certain executive officers and other members of management. The Compensation Committee also approved the bonus that may be earned by executive officers under the Program, as a percentage of the executive officer’s salary, at the threshold, target and maximum levels. The Company’s executive officers are: Michael J. Pudil, Chief Executive Officer; Benjamin Rashleger, President and Chief Operating Officer; and Paul D. Sheely, Chief Financial Officer. Under his employment agreement dated October 7, 2009 with the Company, Mr. Pudil no longer participates in the executive bonus programs of the Company, including the Program.

Under the Program, Messrs. Rashleger and Sheely are eligible for a bonus depending upon the Company’s fiscal year 2012 performance against goals established by the Compensation Committee relating to return on assets. Return on assets is defined as pretax income before incentive compensation divided by average tangible assets. The Compensation Committee set threshold, target and maximum goals for fiscal year 2012 relating to return on assets. If the threshold level is not met, the executive officers will not earn any bonus under the Program. Under the Program, Mr. Rashleger is eligible for a bonus of 10%, 60% and 80% of his base salary at the threshold, target and maximum levels of return on assets, respectively. Under the Program, Mr. Sheely is eligible for a bonus of 10%, 50% and 70% of his base salary at the threshold, target and maximum levels of return on assets, respectively. If the Company achieves a level of return on assets that falls between the levels established by the Compensation Committee, the executive officer’s bonus will be prorated. All bonuses at the threshold and target levels and between the threshold and target levels will be paid out in cash. If the Company achieves a return on assets in excess of the target level and up to the maximum level, the executive officer’s bonus will be paid out in cash up to the target level amount and for the bonus in excess of the target level amount, the bonus will be paid by lapse of restrictions on shares of restricted stock granted by the Compensation Committee on October 20, 2011.
In connection with the Program, the Compensation Committee approved grants effective October 24, 2011 of performance based restricted stock to Messrs. Rashleger and Sheely and the other participants in the Program, with the number of shares granted to each participant representing the maximum number of shares that could be earned under the Program. Messrs. Rashleger and Sheely were granted 7,448 and 4,858 shares of performance based restricted stock, respectively. The shares of performance based restricted stock may not be transferred unless and until the restrictions lapse upon achievement of a return on assets in excess of the target level and up to the maximum level. Following achievement of the return on assets objective, restrictions on one-third of the shares would lapse on the payout date of bonuses under the Program, as approved by the Compensation Committee, and restrictions on one-third of the shares would lapse on each of the 12 month and 24 month anniversary of the first lapse date. The holder of the performance based restricted stock is entitled to vote and receive dividends and exercise all other rights with respect to the shares. Any shares of performance based restricted stock as to which restrictions do not lapse will be forfeited.
Payouts under 2011 Executive Bonus Program
On October 20, 2011, the Company’s Compensation Committee determined the achievement and payout to executive officers under the Company’s 2011 Executive Bonus Program that was adopted on October 19, 2010. Under the 2011 Executive Bonus Program, the bonuses to participants were determined based on achievement relating to return on assets for fiscal year 2011. Of the Company’s current executive officers, only Messrs. Rashleger and Sheely were eligible to participate in the 2011 Executive Bonus Program. Depending on the Company’s achievement under the 2011 Executive Bonus Program, bonuses may be paid to Messrs. Rashleger and Sheely in cash and in lapse of restrictions on performance based restricted stock granted on October 19, 2010. The Company’s return on assets for fiscal year 2011 exceeded the threshold amount, but was less than the target amount. Accordingly, under the Company’s 2011 Executive Bonus Program, the Company will pay Mr. Rashleger and Mr. Sheely a cash bonus of $62,437 and $48,346, respectively, or approximately 35.6% of the respective annual base salaries earned during fiscal 2011. Because the return on assets did not meet or exceed the target level amount, all shares of performance based restricted stock granted in connection with the 2011 Executive Bonus Program were forfeited as of October 20, 2011. Accordingly, Messrs. Rashleger and Sheely forfeited 5,438 and 4,133 shares of performance based restricted stock, respectively, which represents shares of performance based restricted stock originally granted on October 22, 2010 including dividends paid in additional shares.

Item 8.01	Other Events.
On October 20, 2011, the Company’s Board of Directors declared a dividend of $.04 per share payable November 17, 2011 to holders of record on November 3, 2011.

Item 9.01	Financial Statements And Exhibits.

Exhibit No.	Description

99.1	Press Release issued on October 20, 2011.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WSI INDUSTRIES, INC.
By:	/s/ Michael J. Pudil
Michael J. Pudil
Chief Executive Officer
Date: October 26, 2011